Exhibit 99.1

NEWS RELEASE

Contact:
Greg L. Boane
Chief Financial Officer
(281) 388-5541

TEAM, INC. REPORTS SECOND QUARTER
2017 RESULTS

SUGAR LAND, TX – August 7, 2017 – Team, Inc. (NYSE: TISI) (“Team,” “we,” “our,” or the “Company”) today reported its financial results for the second quarter ended June 30, 2017. The Company had previously announced preliminary second quarter results on July 24, 2017.

Revenues for the second quarter decreased by 7% to $312.3 million compared to revenues of $336.4 million for the prior year comparable quarter primarily as a result of a $27.1 million decrease in revenues from our TeamFurmanite mechanical services segment due to continued market softness. The decreased revenues from TeamFurmanite are the result of a combination of project deferrals, job scope reductions and customer maintenance deferrals in our end markets. Team reported a net loss of $11.1 million ($0.37 loss per diluted share) for the current year quarter versus net income of $7.4 million ($0.25 earnings per diluted share) for the prior year comparable quarter. Excluding certain items not indicative of core operating activities, adjusted net loss, a non-GAAP measure, was $6.7 million ($0.23 adjusted loss per diluted share) for the current quarter versus adjusted net income of $11.1 million ($0.37 adjusted earnings per diluted share) for the prior year quarter.

Adjusted net income (loss), a non-GAAP measure, excludes certain items that are not indicative of Team’s core operating activities of $4.4 million (net of tax), or $0.14 per diluted share, for the current year quarter and $3.7 million (net of tax), or $0.12 per diluted share, for the prior year quarter. (See the accompanying reconciliation of non-GAAP items at the end of this news release.)

Commenting on the results, Ted Owen, Team’s President and Chief Executive Officer said, “2017 is proving to be another challenging year as we continue to operate in a sluggish demand environment. While Quest Integrity and TeamQualspec’s inspection and assessment businesses have demonstrated some momentum, TeamFurmanite’s mechanical services business still lags behind in the recovery cycle, resulting in weaker than expected results year to date.”

“As we enter the second half of the year, we are focused on right-sizing Team to match current market demand. We expect that the cost reduction actions announced in July to ultimately reduce the Company’s annual operating expense run rate by approximately $30 million.”

“Even with the disappointing results from the Second Quarter, we remain optimistic about Team’s long-term future,” continued Owen. “We have aggressively pursued cost reduction initiatives and are focused on additional business performance initiatives. As our end markets recover, we believe we are well-positioned to capitalize on our inherent advantages as the leading global industrial services company in our space.”

Closing of Convertible Senior Notes

As previously disclosed on our Form 8-K filed on July 31, 2017, Team completed a private unregistered offering of $230 million aggregate principal amount of 5.00% Convertible Senior Notes due 2023 and entered into the Sixth Amendment to its Credit Agreement, which, among other things, eliminates maximum total leverage covenants until the quarter ended March 31, 2018. Net proceeds from the offering were used to repay in full all outstanding borrowings under the term loan portion of the Company’s banking credit facility and to repay a portion of the outstanding borrowings under the revolving portion of that same facility.

Segment Results

TeamQualspec generated revenues of $158.4 million in the second quarter of 2017, representing a slight increase compared to $157.2 million in the second quarter of 2016. TeamQualspec’s operating income was $10.5 million in the second quarter of 2017, compared to $16.7 million in the second quarter of 2016. On an adjusted basis, operating income in the 2017 quarter was also $10.5 million. The prior quarter adjusted operating income was $16.9 million.

TeamFurmanite generated revenues of $132.6 million in the second quarter of 2017 compared to $159.7 million in the second quarter of 2016, largely as a result of the market softness described above. TeamFurmanite’s operating income was $5.4 million in the second quarter of 2017, compared to $12.0 million in the second quarter of 2016. On an adjusted basis, TeamFurmanite reported operating income of $5.5 million in the 2017 quarter versus operating income of $14.2 million in the 2016 quarter.

Quest Integrity generated revenues of $21.3 million in the second quarter of 2017 compared to $19.5 million in the second quarter of 2016, driven by improved market conditions and the effect of an acquisition in the prior year. Quest Integrity’s operating income was $3.9 million in the second quarter of 2017 (adjusted operating income was the same), compared to $3.2 million ($4.0 million, adjusted) in the second quarter of 2016.

Adjusted operating income is a non-GAAP financial measure that does not include certain items that are not indicative of Team’s core operating activities.

GAAP Earnings and Non-GAAP Financial Measures

Certain items that management believes are not indicative of Team’s core operating activities have been excluded from net income (loss) reported in accordance with generally accepted accounting principles in the United States (“GAAP”) when arriving at adjusted net income (loss) and adjusted operating income (loss) (which we refer to as adjusted EBIT), each a non-GAAP financial measure. In the current quarter, the most significant of such items pertained to non-capitalized enterprise resource planning (“ERP”) implementation costs ($3.9 million) and certain legal fees, severance costs and professional fees for acquisition integration ($2.8 million).

A reconciliation of these financial measures to the most comparable GAAP financial measures is contained in the accompanying schedule.

CONFERENCE CALL

Team, Inc. has scheduled a conference call to discuss its second quarter 2017 results, which will be broadcast live over the Internet, on Tuesday, August 8, 2017 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 1-888-699-2378 and ask for the Team conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.teaminc.com. For those who cannot listen to the live call, a replay will be available through August 15, 2017 and may be accessed by dialing 404-537-3406 and using pass code 51029727#. In addition, an archive of the webcast will be available shortly after the call at www.teaminc.com for 90 days.

About Team, Inc.

Headquartered near Houston, Texas, Team, Inc. is a leading provider of specialty industrial services, including inspection and assessment, required in maintaining and installing high-temperature and high-pressure piping systems and vessels that are utilized extensively in the refining, petrochemical, power, pipeline and other heavy industries. Team offers these services across its 220 branch locations and more than 20 countries throughout the world. For more information, please visit www.teaminc.com.

Non-GAAP Financial Measures

This press release presents information about the Company’s adjusted net income (loss) and adjusted net income (loss) per diluted share, and the Company sometimes uses adjusted EBITDA, EBIT and adjusted EBIT, which are non-GAAP financial measures provided as supplemental to the results provided in accordance with GAAP. A reconciliation of each of the foregoing historical non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995.  We have made reasonable efforts to ensure that the information, assumptions and beliefs upon which this forward-looking information is based are current, reasonable and complete. Such forward-looking statements involve estimates, assumptions, judgments and uncertainties. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-

looking information. Such known factors are detailed in the Company’s Annual Report on Form 10-K and in the Company's Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including projected cost savings, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise.

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TEAM, INC. AND SUBSIDIARIES
SUMMARY OF OPERATING RESULTS
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$312,256	$336,440	$598,810	$587,294
Operating expenses	227,613	237,747	439,363	422,619
Gross margin	84,643	98,693	159,447	164,675

Selling, general and administrative expenses	91,065	82,501	180,378	155,863
Exit costs and other related charges (credits)	271	—	(976)	—
(Gain) loss on revaluation of contingent consideration	—	2,184	(1,174)	2,184
Operating income (loss)	(6,693)	14,008	(18,781)	6,628

Foreign currency (gain) loss and other	17	(166)	358	(138)
Interest expense, net	4,372	3,408	7,530	6,343
Income (loss) from continuing operations before income taxes	(11,082)	10,766	(26,669)	423

Less: Provision (benefit) for income taxes	4	3,796	(6,075)	13
Income (loss) from continuing operations	(11,086)	6,970	(20,594)	410

Income from discontinued operations, net of income tax	—	386	—	512
Net income (loss)	$(11,086)	$7,356	$(20,594)	$922

Basic earnings (loss) per share:
Continuing operations	$(0.37)	$0.24	$(0.69)	$0.01
Discontinued operations	—	0.01	—	0.02
Net income (loss)	$(0.37)	$0.25	$(0.69)	$0.03

Diluted earnings (loss) per share:
Continuing operations	$(0.37)	$0.24	$(0.69)	$0.01
Discontinued operations	—	0.01	—	0.02
Net income (loss)	$(0.37)	$0.25	$(0.69)	$0.03
Weighted-average number of shares outstanding:
Basic	29,826	29,452	29,815	26,738
Diluted	29,826	29,528	29,815	26,808

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
JUNE 30, 2017 AND DECEMBER 31, 2016
(in thousands)

	June 30,	December 31,
	2017	2016
	(unaudited)

Cash and cash equivalents	$29,154	$46,216

Other current assets	356,075	355,141

Property, plant and equipment, net	204,265	203,130

Other non-current assets	537,083	542,931

Total assets	$1,126,577	$1,147,418

Current portion of long-term debt	$20,000	$20,000

Other current liabilities	129,472	127,721

Long-term debt net of current maturities	361,865	346,911

Other non-current liabilities	90,546	117,149

Stockholders’ equity	524,694	535,637

Total liabilities and stockholders’ equity	$1,126,577	$1,147,418

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION
JUNE 30, 2017 AND JUNE 30, 2016
(in thousands)

	Six Months Ended
	June 30,
	2017	2016
	(unaudited)	(unaudited)

Net income (loss)	$(20,594)	$922

Depreciation and amortization expense	26,015	22,893

Non-cash compensation cost	4,263	4,704

Working capital changes	(12,852)	6,133

Other items affecting operating cash flow	(9,442)	3,411

Net cash (used in) provided by operating activities	(12,610)	38,063

Capital expenditures	(18,662)	(21,853)

Cash used for business acquisitions, net	—	(48,382)

Proceeds from sale of assets	2,558	1,026

Other items affecting investing cash flow	(508)	5,213

Net cash used in investing activities	(16,612)	(63,996)

Borrowings on debt, net	12,488	53,191

Purchase of treasury stock	—	(7,593)

Debt issuance costs	(738)	(377)

Cash associated with share-based payment arrangements, net	147	996

Other items affecting financing cash flow	(1,278)	—

Net cash provided by financing activities	10,619	46,217

Effect of exchange rate changes	1,541	331

Change in cash and cash equivalents	$(17,062)	$20,615

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Segment Data:
Revenues
TeamQualspec	$158,412	$157,238	$301,368	$293,500
TeamFurmanite	132,564	159,681	254,386	260,275
Quest Integrity	21,280	19,521	43,056	33,519
	$312,256	$336,440	$598,810	$587,294

Operating income (loss) (“EBIT”)
TeamQualspec	$10,529	$16,677	$18,654	$24,621
TeamFurmanite	5,385	11,982	5,836	19,021
Quest Integrity	3,889	3,221	8,080	2,464
Corporate and shared support services	(26,496)	(17,872)	(51,351)	(39,478)
	$(6,693)	$14,008	$(18,781)	$6,628

Adjusted EBIT
TeamQualspec	$10,529	$16,923	$17,480	$24,867
TeamFurmanite	5,488	14,239	4,786	21,278
Quest Integrity	3,889	3,972	8,080	3,287
Corporate and shared support services	(19,671)	(15,070)	(38,572)	(27,084)
	$235	$20,064	$(8,226)	$22,348
Adjusted EBITDA
TeamQualspec	$15,390	$21,974	$27,196	$34,972
TeamFurmanite	11,285	20,259	16,446	30,622
Quest Integrity	4,816	5,256	10,445	5,853
Corporate and shared support services	(15,686)	(11,940)	(32,035)	(21,885)
	$15,805	$35,549	$22,052	$49,562

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)
The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information including adjusted net income (loss); adjusted net income (loss) per share, earnings before interest and taxes (“EBIT”); adjusted EBIT (defined below); and adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”) to supplement financial information presented on a GAAP basis. Adjusted net income (loss) and adjusted net income (loss) per diluted share, each as defined by the Company, exclude the following items from net income (loss): acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration and changing our fiscal year end, gains and losses on the revaluation of contingent consideration, non-capitalized ERP implementation costs, exit costs (credits) primarily associated with the restructuring/closure of the acquired Furmanite operations in Western Europe, certain other items that management does not believe are indicative of core operating activities and the related income tax impacts. We also exclude the income tax impacts of certain special income tax items including changes to valuation allowances in several foreign subsidiaries. The identification of these special tax items is judgmental in nature, and their calculation is based on various assumptions and estimates. EBIT, as defined by the Company, excludes discontinued operations, income tax expense, interest charges and items of other (income) expense and therefore is equal to operating income (loss) reported in accordance with GAAP. Adjusted EBIT further excludes the following items: acquisition costs associated with business combinations, legal costs associated with Quest Integrity patent defense litigation, professional fees for acquired business integration and changing our fiscal year end, gains and losses on the revaluation of contingent consideration, non-capitalized ERP implementation costs, exit costs (credits) primarily associated with the restructuring/closure of the acquired Furmanite operations in Western Europe and certain other items that management does not believe are indicative of core operating activities. Adjusted EBITDA further excludes from adjusted EBIT depreciation, amortization and non-cash share based compensation costs.
Management believes that excluding certain items from GAAP results allows management to better understand the consolidated financial performance from period to period and to better identify operating trends that may not otherwise be apparent. Moreover, the Company believes these non-GAAP financial measures will provide its stakeholders with useful information to help them evaluate operating performance. However, there are limitations to the use of the non-GAAP financial measures presented in this report. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently than Team does, limiting the usefulness of those measures for comparative purposes.

The non-GAAP financial measures are not meant to be considered as indicators of performance in isolation from or as a substitute for net income (loss) as a measure of operating performance or to cash flows from operating activities as a measure of liquidity, prepared in accordance with GAAP, and should be read only in conjunction with financial information presented on a GAAP basis. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below. You are encouraged to review the reconciliations in conjunction with the presentation of the non-GAAP financial measures for each of the periods presented.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net income (loss):
Net income (loss)	$(11,086)	$7,356	$(20,594)	$922
Acquisition costs	—	1,108	—	7,179
Legal, professional fees and other	2,803	1,522	4,765	3,817
ERP costs	3,854	1,242	7,940	2,540
Exit costs and other related charges (credits)	271	—	(976)	—
(Gain) loss on revaluation of contingent consideration	—	2,184	(1,174)	2,184
Tax impact of adjustments*	(2,564)	(2,361)	(3,906)	(5,806)
Adjusted net income (loss)	$(6,722)	$11,051	$(13,945)	$10,836

Adjusted net income (loss) per common share:
Basic	$(0.23)	$0.38	$(0.47)	$0.41
Diluted	$(0.23)	$0.37	$(0.47)	$0.40

Adjusted EBIT and Adjusted EBITDA:
Operating income (loss) (“EBIT”)	$(6,693)	$14,008	$(18,781)	$6,628
Acquisition costs	—	1,108	—	7,179
Legal, professional fees and other	2,803	1,522	4,765	3,817
ERP costs	3,854	1,242	7,940	2,540
Exit costs and other related charges (credits)	271	—	(976)	—
(Gain) loss on revaluation of contingent consideration	—	2,184	(1,174)	2,184
Adjusted EBIT	235	20,064	(8,226)	22,348
Depreciation and amortization	13,054	12,870	26,015	22,893
Non-cash share-based compensation costs	2,516	2,615	4,263	4,321
Adjusted EBITDA	$15,805	$35,549	$22,052	$49,562

*	For the three and six months ended June 30, 2017, represents the tax effect of adjustments at an assumed marginal tax rate of 37% in order to approximate our long-term effective tax rate.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Adjusted EBIT and Adjusted EBITDA by Segment:

TeamQualspec
Operating income	$10,529	$16,677	$18,654	$24,621
Acquisition costs	—	246	—	246
Gain on revaluation of contingent consideration	—	—	(1,174)	—
Adjusted EBIT	10,529	16,923	17,480	24,867
Depreciation and amortization	4,861	5,051	9,716	10,105
Adjusted EBITDA	$15,390	$21,974	$27,196	$34,972

TeamFurmanite
Operating income	$5,385	$11,982	$5,836	$19,021
Legal, professional fees and other	69	73	163	73
Exit costs and other related charges (credits)	34	—	(1,213)	—
Loss on revaluation of contingent consideration	—	2,184	—	2,184
Adjusted EBIT	5,488	14,239	4,786	21,278
Depreciation and amortization	5,797	6,020	11,660	9,344
Adjusted EBITDA	$11,285	$20,259	$16,446	$30,622

Quest Integrity
Operating income	$3,889	$3,221	$8,080	$2,464
Acquisition costs	—	114	—	114
Legal, professional fees and other	—	637	—	709
Adjusted EBIT	3,889	3,972	8,080	3,287
Depreciation and amortization	1,096	1,284	2,365	2,566
Non-cash share-based compensation costs	(169)	—	—	—
Adjusted EBITDA	$4,816	$5,256	$10,445	$5,853

Corporate and shared support services
Operating income (loss)	$(26,496)	$(17,872)	$(51,351)	$(39,478)
Acquisition costs	—	748	—	6,819
Legal, professional fees and other	2,734	812	4,602	3,035
Exit costs and other related charges (credits)	237	—	237	—
ERP costs	3,854	1,242	7,940	2,540
Adjusted EBIT	(19,671)	(15,070)	(38,572)	(27,084)
Depreciation and amortization	1,300	515	2,274	878
Non-cash share-based compensation costs	2,685	2,615	4,263	4,321
Adjusted EBITDA	$(15,686)	$(11,940)	$(32,035)	$(21,885)